The Rt. Hon. Lord Lang of Monkton, D.L.

Chairman, Compensation Committee of the Board of Directors

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036

www.mmc.com

September 17, 2009

Brian Duperreault

c/o Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, New York 10036

Subject:	Terms of Employment

Dear Brian:

This letter agreement is intended to set forth the terms of your continued employment by Marsh & McLennan Companies, Inc. (the “Company” or “MMC”) as its President and Chief Executive Officer. This position reports directly to the Board of Directors of the Company (the “Board”). Your current principal work location is in New York, NY.

1.	EFFECTIVE DATE AND TERM; DUTIES AND RESPONSIBILITIES
a.

Effective Date and Term: Other than as set forth in Sections 2.e., 3.b. and 5.k. of this letter agreement (which shall be effective on the date hereof), (i) the terms of the Employment Agreement dated as of January 29, 2008 between you and the Company (the “Employment Agreement”) shall continue in effect in all respects through the expiration of the “Initial Term” (as defined in Section 2.1 of the Employment Agreement) on January 29, 2011 and (ii) the term of your employment under this letter agreement will commence on January 30, 2011 and will continue through January 29, 2014, in either case subject to earlier termination in accordance with the terms of the Employment Agreement or this letter agreement, as applicable. After the expiration of the term of this letter agreement for any reason other than the termination of your employment with the Company prior to January 29, 2014, you will become an “at-will” employee of the Company, subject to Section 5(j) below.

b.

Duties and Responsibilities: You will continue to devote all of your attention and time during working hours to the affairs and business of the Affiliated Group (as defined below) and use your best efforts to perform such duties and responsibilities as are consistent with your position and as shall, from time to time, be reasonably assigned to you by the Board consistent therewith. In addition, you agree to serve, without additional compensation, as an officer and director of any member of the Affiliated Group other than the Company. For purposes of this letter agreement, the term “Affiliated Group”

September 17, 2009

Brian Duperreault

means the Company and any corporation, partnership, joint venture, limited liability company, or other entity in which the Company has a 10% or greater direct or indirect interest. Except for those boards or committees set forth on Exhibit A, if any, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of the Company.

2.	COMPENSATION AND BENEFITS

Your compensation and benefits are as set forth below and in Exhibit A.

a.	Annual base salary: You will receive an annual base salary of $1,000,000, payable in installments in accordance with the Company’s payroll procedures in effect from time to time.
b.	Vacation: You are entitled to 5 weeks of vacation annually, in accordance with Company policy.
c.

Annual bonus: You shall be eligible for an annual bonus on the terms set forth on Exhibit A. Bonus awards may be paid in the form of cash, deferred cash or MMC stock units, or a combination thereof. To qualify for an annual bonus, you must remain continuously and actively employed by the Company through the date of the bonus payment, to the extent provided in the terms and conditions of the award. The annual bonus shall be paid no later than March 15 of the year following the year for which such bonus is earned.

d.

Annual Long-Term Incentive Compensation: You are eligible to participate in MMC’s long-term incentive program with an annual target long-term incentive compensation opportunity as set forth on Exhibit A. Long-term incentive awards are governed by terms and conditions approved by the Compensation Committee of the MMC Board of Directors (“Compensation Committee”), as set forth in the award agreements and in MMC’s 2000 Senior Executive Incentive and Stock Award Plan (or successor or other plan under which the long-term incentive awards are granted). The form of long-term incentive awards, which may include MMC stock options, stock units or performance units, or a combination thereof, will be determined by the Compensation Committee.

e.

Benefit Programs: You and your eligible family members are eligible for participation in employee benefit plans, policies and programs provided by the Company on such terms and conditions as are generally provided to other senior executives of the Company. Please be aware that nothing in this letter agreement shall limit the Company’s ability to change, modify, cancel or amend any such policies or plans; provided that you will be entitled to the Other Benefits set forth on Exhibit A.

September 17, 2009

Brian Duperreault

3.	TERMINATION OF EMPLOYMENT
a.	No Severance. You acknowledge that no cash severance will be paid to you irrespective of the reason your employment with the Company ceases.
b.

Treatment of Long-Term Incentive Awards. In the event your employment with the Company terminates, all of the long-term incentive awards granted to you during the term of the Employment Agreement through the date hereof shall be treated in accordance with the respective terms and conditions applicable to such awards, and all of the long-term incentive awards granted to you hereafter but during the term of the Employment Agreement shall be treated in accordance with Section 3.4 and Article 5 of the Employment Agreement and the terms and conditions of such awards, including in either case (whether granted to you before or after the date hereof) the provisions thereof relating to your execution of a “General Release” (as such term is used in the Employment Agreement). In addition and notwithstanding the preceding sentence or anything in the Employment Agreement (including the applicable terms and conditions of long-term incentive awards granted to you thereunder) or this letter agreement to the contrary, in the event of your termination of employment on or following the date hereof, with at least 90 days advance written notice by you to the MMC Board of Directors (the “Board”) in the case of your voluntary termination unless waived by the Board, the Compensation Committee shall promptly make a good faith determination whether you have, to the Compensation Committee’s satisfaction (i) adequately performed your duties to the Company during your tenure, (ii) satisfactorily participated in the identification and/or development of your successor as Chief Executive Officer of the Company and (iii) reasonably assisted in the transition of your duties and responsibilities to such successor. If (A) the Compensation Committee determines that you have satisfied those conditions, (B) a successor Chief Executive Officer of the Company has assumed that position prior to or on your date of termination, unless waived by the Board, and (C) you execute and deliver to the Company a General Release which is not revoked before it becomes irrevocable, then your termination shall be considered a “Qualifying Retirement” and all of your then-outstanding long-term incentive awards shall be treated as follows:

(1)              Such Qualifying Retirement shall be considered a “Normal Retirement,” as such term is used in the agreements evidencing all long-term incentive awards held by you at the time of such Qualifying Retirement and the equity compensation plans pursuant to which such awards were granted, other than in respect of the “Initial Stock Options,” “Initial Restricted Stock Units” and “Make-Whole RSUs” (as each such term is defined in the Employment Agreement), granted to you on January 29, 2008 and reflected in the prospectus dated February 17, 2009 entitled “Terms and Conditions of the January 29, 2008 Stock Option and Restricted Stock Unit Award to Brian Duperreault” (the “T&C”). In no event will any such awards be distributed to you before the

September 17, 2009

Brian Duperreault

earliest date required in order to avoid any adverse tax consequences to you under Section 409A (defined below).

(2)              (A) any unvested or unexercisable portion of the Initial Stock Options will vest and become exercisable at the time of such Qualifying Retirement with respect to any unvested option shares and shall be exercisable until the earlier of the fifth anniversary of such Qualifying Retirement and the expiration date thereof, and (B) any unvested Initial Restricted Stock Units and Make-Whole RSUs will vest and be delivered in accordance with Section I.C.3. of the T&C (but not before the earliest date thereafter if payment on such later date is required to avoid adverse tax consequences to you under Section 409A).

Other than as provided in this Section 3.b. respecting a Qualifying Retirement and in Section 3.c., your long-term incentive awards (both those outstanding on the date hereof and those subsequently granted to you) shall remain in effect in accordance with their terms and conditions. For purposes of clarity, (x) this will confirm that if you incur a “Qualifying Termination” (as defined in the Employment Agreement) which also constitutes a Qualifying Retirement, your stock options and other long-term incentive awards will receive the vesting treatment and (in the case of stock options) post-termination exercisability treatment which is most favorable to you in the case of either a Qualifying Termination or Qualifying Retirement, and (y) nothing herein shall negate the occurrence of a “Normal Retirement” (under applicable terms and conditions of any long-term incentive award), not otherwise constituting a Qualifying Retirement hereunder.

c.

In addition to the treatment of your Initial Stock Options described in the preceding paragraph b., and notwithstanding anything in the Employment Agreement, the T&C or this letter agreement to the contrary, in the event of your termination of employment on or following your attainment of age 65, if such termination is not a Qualifying Retirement, then (i) your Initial Stock Options shall remain outstanding until the earlier of the fifth anniversary of such termination of employment and the expiration date thereof and (ii) your Initial Stock Options shall become exercisable as to the “Second Tranche Option Shares” and the “Third Tranche Option Shares” (as each such term is defined in the T&C) when and if the “Second Tranche Performance Target” and the “Third Tranche Performance Target” (as each such term is defined in the T&C), respectively, are attained during such period, if not previously attained prior to your termination.

d.

Upon the termination of your employment for any reason, you shall immediately offer your resignation from the Board and immediately resign, as of your date of termination, from all other positions that you then hold with any member of the Affiliated Group. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any

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Brian Duperreault

such documentation; provided that, in the case of your membership on the Board, you will not be so treated if the Board does not accept your resignation.

e.

During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. You agree, unless precluded by law, to promptly inform the Company if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. (For purposes of the preceding two sentences, the term “Affiliated Group” shall also include the officers and directors of any member of the Affiliated Group.) In addition, you agree to provide such services following your date of termination as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance (including reasonable attorneys fees). Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a taxable reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.

f.

For purposes of this letter agreement, (i) clause (C) of the second sentence of Section 5.2 of the Employment Agreement shall be modified to include any failure by the Company to comply with the provisions of Sections 2 or 3 of this letter agreement, and (ii) all references in such clause (C) to the Employment Agreement therein shall also refer to this letter agreement.

4.	RESTRICTIVE COVENANTS

You are subject to existing restrictions with respect to confidentiality, noncompetition or nonsolicitation under confidentiality, noncompetition, nonsolicitation, or other agreements. Such restrictions, including specifically the restrictions and provisions included in Section 4.1 of the Employment Agreement, shall remain in full force and effect throughout the term of this letter agreement and, by your execution of this letter agreement, you hereby reaffirm and ratify such restrictions.

September 17, 2009

Brian Duperreault

5.	MISCELLANEOUS
a.

Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Peter J. Beshar

Executive Vice President and General Counsel

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.

b.

Assignment of this Letter Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company may assign this letter agreement, without your consent, to any successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, the “Company” as used throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid. In the event of your death, all amounts and benefits then payable or otherwise due to you will be paid or provided to your estate (including, without limitation, under Section 3.b. and your Other Benefits), except to the extent you have appointed a beneficiary in writing pursuant to the terms of any particular plan, policy or arrangement.

c.

Merger of Terms. Except as expressly provided herein, this letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein, including, without limitation, the Employment Agreement.

d.

Indemnification; Insurance. The indemnification and insurance provisions described in Section 3.9 of the Employment Agreement shall remain in effect throughout the term of this letter agreement and thereafter, subject to the terms set forth in Section 3.9 of the Employment Agreement.

September 17, 2009

Brian Duperreault

e.

Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of the Company.

f.

Dispute Resolution. The dispute resolution provisions described in Section 6.8 of the Employment Agreement shall remain in effect throughout the term of this letter agreement, subject to the terms set forth in Section 6.8 of the Employment Agreement.

g.

Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

h.

Section 409A. The provisions of this subparagraph will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this subparagraph, to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This subparagraph 5.h. does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement.

Furthermore and notwithstanding any provision of this letter agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

i.	Withholding Requirements. All amounts paid or provided to you under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.
j.	Survival. The provisions of Section 2.e. relating to Other Benefits, 3.b., 3.c., 4, 5.d., 5.f. and those other provisions under this Section 5 required to give effect to such other

September 17, 2009

Brian Duperreault

Sections, shall survive the expiration of the term of this letter agreement and the termination of your employment as and to the extent necessary to carry out their terms.

k.

Professional Expenses. The Company will pay your reasonable professional fees and expenses incurred in connection with the preparation and negotiation of this letter agreement, to a maximum of $25,000.

Please acknowledge your agreement with the terms of this letter agreement by signing and dating the enclosed copy and returning it to me on or before October 1, 2009.

Sincerely,

MARSH & McLENNAN COMPANIES, INC.

/s/ The Rt. Hon. Lord Lang of Monkton, D.L.

The Rt. Hon. Lord Lang of Monkton, D.L.

Chairman of the Compensation Committee of the

Board of Directors

Accepted and Agreed:

/s/ Brian Duperreault

(Signature)

September 17, 2009

(Date)

Exhibit A

Board of Committee Membership

•     Tyco International Ltd.

•     BIOS Oceanographic Research Foundation

•     International Insurance Society (an industry trade group)

•     Centre on Philanthropy

•     Insurance Information Institute

•     Board of Overseers of the School of Risk Management of St. John’s University

Target Bonus Opportunity

Target bonus of 225% of base salary. Actual bonus may range from 0% - 200% of target, based on individual and company performance targets (including, but not limited to, targets related to your performance and the Company’s financial performance) as the Compensation Committee may establish from time to time.

Target Long Term Incentive Opportunity	Combined annual award target grant-date value of $7 million.
Other Benefits

•     The Company-paid term life insurance and eligibility for the Company’s retiree medical program described in Section 3.5 of the Employment Agreement shall remain in effect throughout the term of this letter agreement and any at-will employment thereafter, subject to the terms set forth in Section 3.5 of the Employment Agreement.

•     You will be eligible to participate in the MMC Financial Services Program throughout the term of this letter agreement, as in effect from time to time.

•     In the event of a Qualifying Retirement, (i) to the extent you are not then vested, you will become fully vested in your accrued benefit under the Company’s non-tax-qualified Benefit Equalization Plan and Supplemental Retirement Plan (or any successor plans) and (ii) if unvested under the Company’s tax-qualified Retirement Plan (or any successor plan), the Company will make a lump sum cash payment to you equal to the actuarial equivalent lump sum present value of the forfeited benefit under the tax-qualified Retirement Plan (determined in accordance with the terms of such plan as if no forfeiture had occurred).